Smarts Oil & Gas Purchases Working Interest in Oil Leases

July 31, 2006 - Howell, MI - Value Consulting (OTCBB: VCSL), through its wholly owned subsidiary, Smarts Oil & Gas, today announces that it has acquired a working interest in multiple oil and gas leases located in northern Louisiana. The leases, collectively called the “Gamm Lease”, are estimated to have 5,596,125 barrels of primary recoverable reserves.

The Gamm Lease is situated on 223 acres of land, located in the Caddo Lake Parrish of Northern Louisiana. Smarts Oil will immediately begin an aggressive evaluation and development drilling program. There are currently 56 wells located on the lease. The Company expects to turn on approximately 3 wells per week beginning immediately. These wells will be put back online by pulling, retubing, and installing pumping units on the existing wells. Smarts Oil and Gas will also begin a drilling program by the fourth quarter for an additional 20 to 30 wells. We expect to have the entire project completed and fully operational by the first quarter of 2007. Smarts has already contracted a company to manage the property, which includes maintaining the wells, picking up and selling the oil, and helping us keep as informed as possible with updated weekly and monthly reports.

As per our initial reserve report, the Gamm Lease, located in the Caddo Pine Island Field, North Caddo Parish, LA, was determined to have approximately 5,596,125 barrels of primary recoverable reserves (which means they are recoverable without further pressurization or any other secondary recovery tactics done to the field).

The Caddo Pine Island Field sits on top of the Sabine uplift, which happens to be the stratagraphic uplift structure common in North Louisiana. Due to this uplift, many of the formations on top of it became excellent reservoir rocks for hydrocarbons. Impervious formations (cap rocks) create traps that allow the oil and gas to accumulate underneath and under great pressure. The Caddo Pine Island Fields produces oil & gas from multiple zones including the shallow Annona Chalk formation (1500’ - 1800’) to the Cotton Valley formation (10,000' - 12,000'). This North Caddo Parish area was a bonanza in the early days of the oil business with some wells coming in at tens of thousands of barrels of oil per day. In the 1980 and early 1990's there were approximately 15,000 wells producing. Today that figure is approximately 10,000 wells that have produced over 400 million barrels of oil.

The purchase of this working interest is in line with Smarts Oil and Gas’ corporate strategy to acquire oil leases and reserves through acquisition. While this initial lease will not have an immediate impact on our current year financials, we expect it to begin producing results by early 2007. Smarts Oil and Gas will continuously pursue any opportunity to acquire other attractive oil and gas areas which can add value to the Company.

Don Quarterman, CEO of Smarts Oil & Gas, states, “We are very excited about the Gamm project. After putting in a significant amount of time researching the possible leases in that region, we feel that we have truly found a gold mine in this lease. The Gamm lease has a very large amount of reserves and we have an excellent team in place to take full advantage of this lease's potential. We look forward to giving our shareholders many progress reports as this Gamm project moves along. It is our goal to make sure that the shareholders feel as informed as possible and that we establish ourselves as a solid, top performing, public Oil Company. We expect to not only take full advantage of everything the Gamm lease has to offer, but also to pursue other leases with that same type of potential.”

ABOUT VALUE CONSULTING

Value Consulting offers a variety of strategic business consulting services to public and private companies. In addition, the Company also plans to develop and grow subsidiaries with intentions of later spinning them off into their own fully reporting publicly traded vehicles. Our main service is to provide financial and business consulting services to our clients. The services we offer include due diligence, mergers and acquisition consulting, strategic business planning, and Public Relations. The Company plans to provide strategic consulting services and business plan development for start-up companies and the Company has the expertise to work with clients through the entire public offering process. For additional information on Value Consulting visit our website www.valueconsultingcorp.com.

This press release may contain forward-looking statements covered within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, plans and timing for the introduction or enhancement of our services and products, statements about future market conditions, supply and demand conditions, and other expectations, intentions and plans contained in this press release that are not historical fact and involve risks and uncertainties. Our expectations regarding future revenues depend upon our ability to develop and supply products and services that we may not produce today and that meet defined specifications. When used in this press release, the words "plan," "expect," "believe," and similar expressions generally identify forward-looking statements. These statements reflect our current expectations. They are subject to a number of risks and uncertainties, including, but not limited to, changes in technology and changes in pervasive markets.

Contact:
Don Quarterman
770-900-4856
ir@valueconsultingcorp.com